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                                                                   EXHIBIT 10(g)

        DESCRIPTION OF CB FINANCIAL SHORT TERM EXECUTIVE INCENTIVE PLAN


The purpose of the Short Term Executive Incentive Plan is to attract, motivate and retain key employees. The plan is administered by the Compensation Committee of the Board of Directors.

Objective:


      - Promote strong linkage between performance of key employees and Corporation performance.

      - Reward performance that directly supports the Corporation's annual business objectives.

      - Reward and recognize innovation and creativity in accomplishing business objectives.

      - Provide opportunities for significant compensation based on performance that does not increase fixed compensation costs.

      - Attract, retain and motivate key employees necessary for the Corporation's future success.


Eligible Participants:

     All incumbents in the Executive Salary Structure Levels I through IV are regularly eligible for the plan.

Corporation Performance Targets:

     Corporation performance targets are set annually by the CEO and/or COO and concurred by the Compensation Committee. These goals and objectives are broad corporate-wide earnings and ratio objectives which are intended to reflect generally accepted determinants of performance. They may include, but not necessarily be limited to: return on assets (ROA), return on equity (ROE), earnings per share (EPS), overhead (efficiency), assets per employee/$1 million, etc.

Award Opportunity:

     Individual award levels vary based on the position each individual occupies in the organizational hierarchy, as well as performance compared to earnings and ratio objectives achieved by the Corporation. The higher the position the greater the target individual payout. The Compensation Committee has discretion and can award up to the highest payout percentage for that individual.

Establishing Funding:

     Funding for the plan is determined on the basis of a pool. The pool is determined by the overall performance achieved by the corporation. Each of the ratio and earnings objectives contribute 20% to the pool. Distribution of funds to participants of the plan is, nevertheless, subject to the discretion of the Compensation Committee. Consequently, strong overall corporate performance to objectives does not guarantee an individual entitlement to incentive payout. Payouts are payable in cash in one lump sum.

Plan Modification:

     The Corporation may modify the plan or eliminate the plan at its sole discretion.